Exhibit 10.4
AGREEMENT FOR PURCHASE AND SALE OF WESTERN PIPELINE CAPACITY

This Agreement for Purchase and Sale of Western Pipeline Capacity ("Agreement") is made and entered into this 19th  day of November , 2014, and is by and between Rangeview Metropolitan District, a quasi-municipal political subdivision of the State of Colorado ("Buyer") and Centennial Water & Sanitation District, Cottonwood Water and Sanitation District, Dominion Water & Sanitation District, Inverness Water & Sanitation District and Denver Southeast Suburban Water & Sanitation District d/b/a Pinery Water & Sanitation District, all quasi-municipal political subdivisions of the State of Colorado ("Sellers").

RECITALS
A. Sellers and Buyer are parties to the South Metro WISE Authority Formation and Organizational Intergovernmental Agreement ("Organizational Agreement"), the primary purpose of which is to create the South Metro WISE Authority ("Authority") to facilitate the WISE Project; and

B. Pursuant to Section 14 of the Organizational Agreement, Members of the Authority are authorized to sell and convey their rights in the WISE Project to one or more other Authority Members without restriction; and

C. The Authority is a party to the Purchase Agreement for the East Cherry Creek Valley Westem Pipeline and State Land Board Line ("Purchase Agreement") which defines assets purchased by the WISE Authority ("Western and SLB Pipelines").

D. The Sellers each hold a right to capacity in the Western and SLB Pipelines and WISE Asset Capacity as described in Exhibit A hereto ("Members Pipeline Capacity") and desire to sell portions of their respective Members Pipeline Capacity to Buyer; and

E. The Buyer desires to purchase a portion of the Sellers' Members Pipeline Capacity subject to the terms and conditions contained herein; and

F. The Buyer and the Sellers intend that this Agreement set forth their entire understanding and agreement regarding the terms and conditions upon which the Sellers are selling portions of their respective Members Pipeline Capacity to the Buyer. It is the intention of the parties that all prior negotiations, discussions, offers and agreements between them regarding the purchase of such rights be merged and incorporated in this Agreement, except as otherwise stated.

AGREEMENT

In consideration of the mutual promises and covenants herein contained, the Buyer and the Sellers agree as follows:

I .              Definitions. All capitalized terms in this Agreement not otherwise defined herein shall have the meaning as defined in the Organizational Agreement.

2. Sale of Members Pipeline Capacity. Subject to the terms of this Agreement, the Sellers agree to sell to Buyer the portion of their respective Members Pipeline Capacity described in Exhibit A (the "Purchased Shares") and transfer to the Buyer all rights and responsibilities of the individual Sellers associated with the Purchased Shares pursuant to the Organizational Agreement. Upon execution of this Agreement by the parties, Buyer shall have full use of the Purchased Shares and shall be fully responsible and pay when due all Authority operations and maintenance assessments, modifications assessments and other amounts due as calculated by the Authority and attributed to the Purchased Shares. The Buyer and Sellers shall notify the Authority of the new allocation of their respective Members Pipeline Capacity resulting from this Agreement as set forth in Exhibit A.

3. Purchase Price and Terms. The total purchase price for the Purchase Shares is One Million Three Hundred Eighty-one Thousand three Dollars and Sixty Seven Cents ($1,381,003.67). The purchase price shall be paid in installment payments by the Buyer to the Sellers with the first payment being made on or before December 1, 2015 and thereafter payments being made on or before December 1 of the next two years. The amount of the payments to each Seller shall be as set forth in the payment schedule in Exhibit A, attached hereto and incorporated herein ("Payments"). There shall be no pre-payment penalty for Payments made in advance of the schedule.

4. Payments.
a. Deposit of Funds. Payments shall be made on or before December 1 of each year (beginning in 2015) during the term of this Agreement. The Buyer may, at any time, prepay the total purchase price.

b. Good Funds. All amounts paid by the Buyer hereunder shall be in funds which comply with all applicable Colorado laws, which include cash, electronic transfer funds, certified check, savings and loan teller's check and cashier's check ("Good Funds") delivered as instructed by each Seller.

5. Term.

a. Duration of Agreement. This Agreement shall commence as of the date hereof. This Agreement shall run until December 1, 2017 ("Term"), or until all Payments have been made, unless otherwise extended or terminated pursuant to the terms hereof.

b. Termination of Agreement. This Agreement shall terminate upon the earliest of the following events:

(1) failure by the Buyer to make the Payments as set forth in Exhibit A and make the other allocated payments for the Purchased Shares as required under the Organizational Agreement and as set forth in Section 2 of this Agreement;

(2) the delivery of all Payment amounts and satisfaction of all requirements per this Agreement; or

(3) an uncured event of default by either party under this Agreement;

(4)an uncured event of default by Buyer under the Organizational Agreement.
The parties shall give written notice of claim of default to the other party after which the defaulting party shall have thirty (30) days from receipt of notice to cure such default.

6. Remedies for Default.
a. Default By the Parties. Upon termination of this Agreement as a result of an uncured default by either of the Parties hereto pursuant to Section 5(b) above, any moneys received prior to such event by the Sellers shall be retained by the Sellers, and the Purchased Shares shall be allocated between Buyer and Sellers in proportion to the percentage of Payments that have been made. The Sellers shall receive back from Buyer the unpaid for Purchased Shares (pro rata in proportion to the relative amount sold as set forth in Exhibit A), and the parties shall notify the Authority of the allocation of Members Pipeline Capacity percentages resulting from such allocation. Buyer agrees to execute any documentation which may be required by the Authority to document the re-conveyance of the Purchased Shares and all related interests in the WISE project. If Buyer is in default, Buyer shall not receive any credit or refund for the costs or expenses paid by Buyer attributable to the use of the full Purchased Shares during the time prior to default. If Buyer has failed to make a payment required under this Agreement, Sellers may cure the default upon termination, but Buyer shall continue to be responsible to Sellers for any Late Fees or interest imposed by the Authority under the Organizational Agreement for late payment of costs. If Seller is in default, Buyer shall receive a refund for the costs and expenses paid by Buyer attributable to the use of the full Purchases Shares during the time of default but shall pay the pro-rated portion of such expenses based on the number of Purchased Shares it retains upon allocation of same after default per the above.
7. Representations. Covenants. and Agreements of the Sellers. The Sellers represent and covenant as follows:

a. Each of the Sellers is a political subdivision duly organized and existing under the Constitution and laws of the State of Colorado. Each of the Sellers has taken all necessary actions and is duly authorized to enter into this Agreement and to carry out its obligations hereunder.

b. There is no litigation or proceeding pending or, to the best of the Seller's knowledge, threatened against the Sellers affecting the right of each of the Sellers to execute this Agreement or the ability of the Sellers to take the actions required hereunder or to otherwise comply with the obligations contained herein.

c. The Sellers covenant and agree to comply with any applicable covenants and requirements set forth in the Organizational Agreement and to take such actions as necessary to facilitate the transfer of the Purchases Shares pursuant to the terms thereof.

8. Representations and Covenants of the Buyer.  The Buyer represents and covenants as follows:

a. The Buyer is a political subdivision of the State of Colorado which has the lawful authority to acquire the Purchased Shares from the Sellers.

b. The Buyer shall not pledge or assign its right, title and interest in and to: (1) this Agreement; or (2) the Purchased Shares and attendant rights and obligations that may be derived under this Agreement or assign, pledge, mortgage, encumber or grant a security interest in its right, title and interest in, to and under this Agreement or the Purchased Shares until such time as all Payments have been made to Sellers.

c. There is no litigation or proceeding pending against the Buyer affecting the right of the Buyer to enter into this Agreement and perform its obligations hereunder or thereunder.

d. The Buyer shall be responsible for applying for, obtaining, and complying with any and all necessary requirements for the Buyer's use of the Purchased Shares under the Organizational Agreement and to take all actions necessary to facilitate the transfer of the Purchased Shares pursuant thereto.

9. No Encumbrance.  Mortgage,  or Pledge of the Purchased  Shares.  Except as may  be permitted by this Agreement, the Buyer shall not permit any lien mortgage or pledge to be established or remain against the Purchased Shares during the term of this Agreement. The Buyer shall not modify, amend or otherwise make any change in the nature or use of the Purchased Shares during the term of this Agreement without the Seller's written consent to same.

10. Future Cooperation. The Sellers and Buyers, for themselves, their respective agents, representatives and assigns, agree to provide to each other and the Authority, its agents, representatives, experts and attorneys, such information and documentation as may be reasonably necessary to implement this Agreement.

11. Waivers. The Buyer and the Sellers may waive any event of default under this Agreement and its consequences. In the event that any term of this Agreement is breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder, unless such Payment cures the non-payment of the Payment amount then due. Receipt of Payments by the Sellers shall not constitute a waiver of any then outstanding breach or default by the Buyer hereunder. Conversely, delivery of Payments by the Buyer shall not constitute a waiver of any then outstanding breach or default by the Sellers hereunder.

12. Notices. Notices under this Agreement and other mailings to the parties shall be sent to the parties at the address for notifications on file with the Authority and a copy of any notices hereunder shall be sent to the Authority.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

14. Anti-Merger Clause. This Agreement shall not merge with the Organizational Agreement referenced herein or any other agreement.

15. Execution. This Agreement may be executed in duplicate originals as of the date first above written. When each party has executed a copy thereof, such copies taken together shall be deemed a full and complete agreement between the parties. The date last signed by either party shall be the execution date.

16. Agents. The Sellers warrant that they have not retained any real estate broker or real estate agent who would be due a commission or other fee as a result of the closing of this transaction. The Buyer warrants that no commission is due to any broker from the Agreement amount contained herein.

17. Modification of Agreement. No subsequent modification of any of the terms of this Agreement shall be valid or enforceable unless made in writing and signed by both parties hereto.

18. No Third Party Beneficiaries. It is expressly understood and agreed that enforcement of the terms and conditions of this Agreement, and all rights of action relating to such enforcement, shall be strictly reserved to the Buyer and the Sellers and their respective successors and assigns, and nothing contained in this Agreement shall give or allow any such claim or right of action by any other or third person on this Agreement. It is the express intention of the Buyer and the Sellers that any person other than the Buyer or the Sellers receiving services or benefits under this Agreement shall be deemed to be an incidental beneficiary only.

19. Payments Due on Holidays. If the date for making any Payment or the last day for performance of any act or the exercising of any right, as provided in this Agreement, shall be a day other than a business day, such payment may be made or act performed or right exercised on the next succeeding business day, with the same force and effect as if done on the nominal date provided in this Agreement.

20. Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

21. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado.

22. Entire Agreement. This Agreement constitutes the entire understanding between the parties relating to the subject thereof and any prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Agreement.

SELLERS:

CENTENNIAL WATER & SANITATION DISTRICT BY: /s/ John Kaufman	COTTONWOOD WATER AND SANITATION DISTRICT BY: /s/ Patrick Mulhern
DENVER SOUTHEAST SUBURBAN WATER AND SANITATION DISTRICT d/b/a PINERY WATER AND WASTEWATER DISTRICT BY: /s/ Charlie Krogh
DOMINION WATER AND SANITATION DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S.

BY: /s/ Harold Smethills

INVERNESS WATER & SANITATION DISTRICT BY: /s/ Patrick Mulhern

BUYER:

RANGEVIEW METROPOLITAN DISTRICT

BY: /s/ Mark Harding

EXHIBIT A

Entity	WISE Assets Capacity to be Purchased by Rangeview	Cost of Wise Assets Capacity Purchased	3 annual payments of	Capacity purchased by Rangeview each year	WISE Assets Capacity prior to Rangeview purchase	WISE Assets capacity share after Rangeview purchase
CWSD	1.183725142%	$370,739.24	$123,579.75	0.394575047%	13.386587491%	12.202862349%
Cottonwood	0.473490057%	$148,295.70	$49,431.90	0.157830019%	5.354634997%	4.881144940%
DWSD*	1.568435814%	$491,229.49	$163,743.16	0.522811938%	4.007852220%	2.439417416%

Inverness	0.591862571%	$185,369.62	$61,789.87	0.197287524%	6.693293746%	6.101431175%
Pinery	0.591862571%	$185,369.62	$61,789.87	0.197287524%	6.693293746%	6.101431175%
Rangeview	n/a	n/a	n/a	n/a	1.692055020%	6.101431175%
TOTAL	4.409376155%	$1,381,003.67	$460,334.56	1.469792052%

* Dominion Water and Sanitation District has an option to purchase  13.72938% from Castle Rock pursuant to lease purchase agreement between  Dominion and Castle Rock. which is not reflected  in the above table.